Exhibit 10.1

Services Agreement

This Services Agreement (this “Agreement”), dated as of October 15, 2023 (the “Effective Date”), is by and

BETWEEN:

X-Media Inc., a corporation having an address at 2nd Floor, Strathvale House, 90 North Church Street, George Town, Grand Cayman, KY1-1102 (the “Service Provider”) and

LQR House Inc., a corporation having an address at 6800 Indian Creek Dr Miami FL 33141 the “Customer”)

(the Service Provider together with the Customer regarded as the “Parties” and each a “Party”).

WHEREAS:

A.	The Service Provider has the capability and capacity to provide e-commerce services and website development services.

B.	The Customer seeks to retain the Service Provider to provide the said services for the purposes of marketing a new alcoholic beverage product (the “Product”) and brand for the benefit of Bevage LLC Brands (the “Project”), and Service Provider is willing to perform such services for the Project under the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Service Provider and Customer agree as follows:

hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Service Provider and Customer agree as follows:

1. Services. Service Provider shall provide to Customer the services (the “Services”) set out in one or more statements of work to be issued by Customer and accepted by Service Provider (each, a “Statement of Work”). The initial accepted Statement of Work is attached hereto as Schedule A. Additional Statement of Works shall be deemed issued and accepted only if signed by the Service Provider Contract Manager (as defined in Section 2.1(a) below) and the Customer Contract Manager (as defined in Section 3.1 below), appointed pursuant to Section 2.1(a) and Section 3.1, respectively.

2. Service Provider Obligations. Service Provider shall:

2.1 Designate employees or contractors that it determines, in its sole discretion, to be capable of filling the following positions:

(a) A primary contact to act as its authorized representative with respect to all matters pertaining to this Agreement (the “Service Provider Contract Manager”).

(b) A number of employees or agents that it deems sufficient to perform the Services set out in each Statement of Work, (collectively, with the Service Provider Contract Manager, “Provider Representatives”).

2.2 Make no changes in Provider Representatives except:

(a) Following notice to Customer.

(b) Upon the resignation, termination, death or disability of an existing Provider Representative.

(c) At the reasonable request of Customer, in which case Service Provider shall use reasonable efforts to appoint a replacement at the earliest time it determines to be commercially viable.

2.3 Maintain complete and accurate records relating to the provision of the Services under this Agreement, including records of the time spent and materials used by Service Provider in providing the Services. During the Term, upon Customer’s written request, Service Provider shall allow Customer or Customer’s representative to inspect and make copies of such records in connection with the provision of the Services; provided that Customer provides Service Provider with at least five business days advance written notice of the planned inspection.

3. Customer Obligations. Customer shall:

3.1 Designate one of its employees or agents to serve as its primary contact with respect to this Agreement and to act as its authorized representative with respect to matters pertaining to this Agreement (the “Customer Contract Manager”), with such designation to remain in force unless and until a successor Customer Contract Manager is appointed.

3.2 Require that the Customer Contract Manager respond promptly to any reasonable requests from Service Provider for instructions, information or approvals required by Service Provider to provide the Services.

3.3 Cooperate with Service Provider in its performance of the Services and provide access to Customer’s premises, employees and equipment as required to enable Service Provider to provide the Services.

3.4 Take all steps necessary, including obtaining any required licenses or consents, to prevent Customer-caused delays in Service Provider’s provision of the Services.

4. Fees and Expenses.

4.1 In consideration of the provision of the Services by the Service Provider and the rights granted to Customer under this Agreement, Customer shall pay to the Service Provider a fee in the amount of $2,400,000.00 USD (the “Payment”).

4.2 The Payment shall be payable within 24 hours following the execution of this Agreement unless otherwise agreed upon by the Parties.

4.3 Upon the Service Providers receipt of the Payment, the Customer acknowledges that the Payment shall be non-refundable.

4.4 The Customer shall reimburse Service Provider for all reasonable expenses incurred in accordance with the Statement of Work, within sixty days of receipt by the Customer of an invoice from Service Provider accompanied by receipts and reasonable supporting documentation. Approval will be needed before executed.

4.5 Customer shall be responsible for all goods and services, harmonized sale, sales, service, use and excise taxes, and any other similar taxes, duties and charges of any kind imposed by any federal, provincial, territorial or local governmental entity or regulatory authority on any amounts payable by Customer hereunder; provided, that, in no event shall Customer pay or be responsible for any taxes imposed on, or with respect to, Service Provider’s income, revenues, gross receipts, personnel or real or personal property or other assets.

5. Limited Warranty and Limitation of Liability.

5.1 Service Provider warrants that it shall perform the Services:

(a) In accordance with the terms and subject to the conditions set out in the respective Statement of Work and this Agreement.

(b) Using personnel of commercially reasonable, industry required skill, experience and qualifications.

(c) In a timely, workmanlike and professional manner in accordance with generally recognized industry standards for similar services.

5.2 Service Provider’s sole and exclusive liability and Customer’s sole and exclusive remedy for breach of this warranty shall be as follows:

(a) Service Provider shall use commercially reasonable efforts to promptly cure any such breach; provided that, if Service Provider cannot cure such breach within a reasonable time after Customer’s written notice of such breach, Customer may, at its option, terminate the Agreement by serving written notice of termination in accordance with Section 8.2.

(b) In the event the Agreement is terminated pursuant to Section 5.2(a), Service Provider shall within [30] days after the effective date of termination, refund to Customer any fees paid by the Customer as of the date of termination for the Service or Deliverables (as defined in Section 6 below), less a deduction equal to the fees for receipt or use of such Deliverables or Service up to and including the date of termination on a pro-rated basis.

(c) The foregoing remedy shall not be available unless Customer provides written notice of such breach within 30 days after delivery/acceptance of such Service or Deliverable to/by Customer.

5.3 SERVICE PROVIDER MAKES NO WARRANTIES EXCEPT FOR THAT PROVIDED IN Section 5.1, ABOVE. ALL OTHER WARRANTIES AND CONDITIONS, EXPRESS AND IMPLIED, ARE EXPRESSLY DISCLAIMED.

6. Intellectual Property. All intellectual property rights, including copyrights, patents, patent disclosures and inventions (whether patentable or not), trade-marks service marks, trade secrets, know-how and other confidential information, trade dress, trade names, logos, corporate names and domain names, together with all of the goodwill associated therewith, derivative works, moral rights and all other rights (collectively, “Intellectual Property Rights”) in and to all documents, work product and other materials that are delivered to Customer under this Agreement or prepared by or on behalf of the Service Provider in the course of performing the Services, including any items identified as such in the Statement of Work (collectively, the “Deliverables”) except for any Confidential Information of Customer or customer materials shall be owned by Service Provider. Service Provider hereby grants Customer a license to use all Intellectual Property Rights in the Deliverables free of additional charge and on a non-exclusive, worldwide, non-transferable, non-sublicenseable, fully paid-up, royalty- free and perpetual basis to the extent necessary to enable Customer to make reasonable use of the Deliverables and the Services.

7. Confidentiality. From time to time during the Term of this Agreement, either Party (as the “Disclosing Party”) may disclose or make available to the other Party (as the “Receiving Party”), non-public proprietary and confidential information of Disclosing Party that, if disclosed in writing or other tangible form is clearly labeled as “confidential,” or if disclosed orally, is identified as confidential when disclosed and within 10 days thereafter, is summarized in writing and confirmed as confidential (“Confidential Information”); provided, however, that Confidential Information does not include any information that: (a) is or becomes generally available to the public other than as a result of Receiving Party’s breach of this Section 7; (b) is or becomes available to the Receiving Party on a non-confidential basis from a third-party source, provided that such third party is not and was not prohibited from disclosing such Confidential Information; (c) was in Receiving Party’s possession prior to Disclosing Party’s disclosure hereunder; or (d) was or is independently developed by Receiving Party without using any Confidential Information. The Receiving Party shall: (x) protect and safeguard the confidentiality of the Disclosing Party’s Confidential Information with at least the same degree of care as the Receiving Party would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care; (y) not use the Disclosing Party’s Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement; and (z) not disclose any such Confidential Information to any person or entity, except to the Receiving Party’s Representatives who need to know the Confidential Information to assist the Receiving Party, or act on its behalf, to exercise its rights or perform its obligations under this Agreement.

If the Receiving Party is required by applicable law or legal process to disclose any Confidential Information, it shall, prior to making such disclosure, use commercially reasonable efforts to notify Disclosing Party of such requirements to afford Disclosing Party the opportunity to seek, at Disclosing Party’s sole cost and expense, a protective order or other remedy.

8. Term, Termination and Survival.

8.1 This Agreement shall commence as of the Effective Date and shall continue thereafter until the completion of the Services which shall occur upon the date which is two years from the date of this Agreement unless sooner terminated pursuant to Section 8.2 or Section 8.3.

8.2 Either Party may terminate this Agreement, effective upon written notice to the other Party (the “Defaulting Party”), if the Defaulting Party:

(a) Materially breaches this Agreement, and such breach is incapable of cure, or with respect to a material breach capable of cure, the Defaulting Party does not cure such breach within 30 days after receipt of written notice of such breach.

(b) Becomes insolvent or admits its inability to pay its debts generally as they become due.

(c) Becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law, which is not fully stayed within seven days or is not dismissed or vacated within 45 days after filing.

(d) Is dissolved or liquidated or takes any corporate action for such purpose.

(e) Makes a general assignment for the benefit of creditors.

(f) Has a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

8.3 Notwithstanding anything to the contrary in Section 8.2(a), Service Provider may terminate this Agreement before the expiration date of the Term on written notice if Customer fails to pay any amount when due hereunder: (a) and such failure continues for 10 days after Customer’s receipt of written notice of nonpayment.

8.4 The rights and obligations of the parties set forth in this Section 8.4, and any right or obligation of the parties in this Agreement which, by its nature, should survive termination or expiration of this Agreement, will survive any such termination or expiration of this Agreement.

9. Limitation of Liability.

9.1 IN NO EVENT SHALL SERVICE PROVIDER BE LIABLE TO CUSTOMER OR TO ANY THIRD PARTY FOR ANY LOSS OF USE, REVENUE OR PROFIT OR LOSS OF DATA OR DIMINUTION IN VALUE, OR FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL OR PUNITIVE DAMAGES WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, REGARDLESS OF WHETHER SUCH DAMAGE WAS FORESEEABLE AND WHETHER OR NOT SERVICE PROVIDER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE.

9.2 IN NO EVENT SHALL SERVICE PROVIDER’S AGGREGATE LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER ARISING OUT OF OR RELATED TO BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EXCEED TWO (2) TIMES THE AGGREGATE AMOUNTS PAID OR PAYABLE TO SERVICE PROVIDER.

11. Entire Agreement. This Agreement, including and together with any related Statement of Works, exhibits, schedules, attachments and appendices, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, regarding such subject matter. The parties acknowledge and agree that if there is any conflict between the terms and conditions of this Agreement and the terms and conditions of any Statement of Work, the terms and conditions of this Agreement shall supersede and control.

12. Notices. All notices, requests, consents, claims, demands, waivers and other communications under this Agreement (each, a “Notice”, and with the correlative meaning “Notify”) must be in writing and addressed to the other Party at its address set forth below (or to such other address that the receiving Party may designate from time to time in accordance with this Section). Unless otherwise agreed herein, all Notices must be delivered by personal delivery, nationally recognized overnight courier or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only (a) on receipt by the receiving Party; and (b) if the Party giving the Notice has complied with the requirements of this Section 12.

Notice to Customer:

LQR HOUSE INC.
6800 Indian Creek Dr Miami FL 33141
Attention: Sean Dollinger CEO

13. Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

14. Amendments. No amendment to or modification of or rescission, termination or discharge of this Agreement is effective unless it is in writing and signed by an authorized representative of each Party.

15. Waiver. No waiver by any Party of any of the provisions of this Agreement shall be effective unless explicitly set forth in writing and signed by the Party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

16. Assignment. Customer shall not assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of Service Provider. Any purported assignment or delegation in violation of this Section 16 shall be null and void. No assignment or delegation shall relieve the Customer of any of its obligations under this Agreement.

17. Successors and Assigns. This Agreement is binding on and inures to the benefit of the Parties to this Agreement and their respective successors and assignees.

18. No Third-Party Beneficiaries. This Agreement benefits solely the Parties to this Agreement and their respective permitted successors and assigns and nothing in this Agreement, express or implied, confers on any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

20. Choice of Law. This Agreement, including all Schedules, schedules, attachments and appendices attached to this Agreement are governed by, and construed in accordance with, the laws of the province of British Columbia, and the federal laws of Canada applicable therein without regard to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the province of British Columbia.

21. Choice of Forum. Each Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind whatsoever against the other Party in any way arising from or relating to this Agreement, including all Schedules, schedules, attachments and appendices attached to this Agreement, and all contemplated transactions[, including contract, equity, tort, fraud and statutory claims], in any forum other than the courts of the province of British Columbia. Each Party irrevocably submits to the exclusive jurisdiction of such courts in any such action or proceeding. Each Party agrees that a final judgment in any such action, litigation or proceeding is conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

23. Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement. Notwithstanding anything to the contrary in Section 12, a signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

24. Force Majeure. The Service Provider shall not be liable or responsible to Customer, nor be deemed to have defaulted or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement when and to the extent such failure or delay is caused by or results from acts or circumstances beyond the reasonable control of Service Provider including, without limitation, acts of God, flood, fire, earthquake, explosion, governmental actions, war, invasion or hostilities (whether war is declared or not), terrorist threats or acts, riot, or other civil unrest, national emergency, revolution, insurrection, epidemic, lock-outs, strikes or other labour disputes (whether or not relating to either party’s workforce), or restraints or delays affecting carriers or inability or delay in obtaining supplies of adequate or suitable materials, materials or telecommunication breakdown or power outage, provided that, if the event in question continues for a continuous period in excess of 30 days, Customer shall be entitled to give notice in writing to Service Provider to terminate this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

X-Media Inc.
Per:

Authorized Signatory

LQR House Inc.
Per:

Authorized Signatory

SCHEDULE A

INITIAL STATEMENT OF WORK

Pursuant to the terms of the Agreement, the Service Provider shall provide the following services in relation to the Project:

(I)	Digital Website Development and E-Commerce Services:

Membership Program:

1.	The Service Provider shall create a membership program using influencers and Brand Ambassadors.

2.	Notwithstanding Section 6 of the Agreement, any such membership and corresponding data generated though the Contractor is and will become the sole proprietary property of the Client at the termination of the Contractor’s services.

Bevage Online Store and Website:

3.	The Service Provider shall manage the online operations of the Bevage online store subject to exclusions which shall be determined by the Client from time to time.

4.	Further to Schedule A – Section 3 above, the Service Provider shall manage all customer service operations arising from the Bevage website.

5.	To maintain the Bevage website’s google page rank, the Service Provider shall provide ongoing search engine optimization services.

6.	All defective Product returns shall be pre-approved by the Client.

Influencer Marketing:

7.	In addition to the membership program as outlined in Schedule A – Section 1 above, the Service Provider shall create an manage a dedicated influencer network in collaboration with Mr. Dean Levin (client representative of Bevage) who will be available for the purposes of creating blogs, articles and producing video content.

8.	The Service Provider shall engage relevant social media influencers for the purpose of promoting Bevage products based on their ability to promote these products for a higher price point and product quality in the wine and spirit, beverage and consumer product categories.

Online Content Curation:

9.	The Service Provider shall provide graphic design services for general content creation and advertising purposes which include:

a.	creating five (5) – seven (7) versions of banner advertisements;

b.	creating 5 – 7 versions of text advertisements

c.	general content development

10.	The Service Provider shall create, develop, modify and implement all media materials and content except for blogs, interviews, and content related to client events or presentations which shall be created, developed, modified and implemented in collaboration with the Client.

Relevant Industry Digital Research:

11.	With respect to the development of the Bevage brand, the Service Provider shall:

a.	Perform digital advertising keyword analysis

b.	Perform digital competitor analysis

c.	Perform current industry analysis

E-mail Marketing:

12.	The Service Provider shall create Multi-Stage Auto-responder Campaign;

13.	The Service Provider shall develop and operate drip marketing campaigns using customer branded e-mail templates with appropriate branding and hyperlinks:

14.	The Service Provider shall optimize E-mail Contact Maangement System:

a.	Utilizing current email marketing software;

b.	Developing e-mail drip marketing campaigns;

c.	Creating easily customizable custom e-mail marketing templates.

Social Media and Pay Per Click Advertising:

15.	The Service Provider shall perform Social Media upgrades and integrations;

16.	The Service Provider shall initialize Social Listening Tool to input keywords and identify influencers;

17.	The Service Provider shall add Electronic Press kit for Facebook page;

18.	The Service Provider shall seek to continuously improve current social media publishing schedule;

19.	The Service Provider shall design and operate social media advertisements on Facebook, Twitter and LinkedIn which include banner, native and mobile optimized advertisements;

20.	Thee Client shall be responsible for all advertising budgets and media expenses relating to but not limited to search engine optimization and all forms of pay per click advertising.

Lead Generation:

21.	The Service Provider shall Develop and operate lead generation campaigns which seek to funnel all web traffic to website conversion page;

(II)	Guidelines for Performance of Work:

22.	The Service Provider shall list the Product for the “Manufacturer’s Suggested Retail Price (MMRSP) of $249.95 crossed out to $199.95 representing the Manufacturer’s advertised published price (MAPP) plus applicable taxes and shipping.

(III)	Relationship Development

23.	In Addition to the services outlined in Schedule A – (I) Digital Public Relations and Marketing Services, the Service Provider shall also provide general consulting services to the Client (the “Consulting Services”).

24.	The Consulting Services shall be executed by the Service Provider in a professional manner where the Service Provider shall act in its capacity as a third-party consultant of the Client.

25.	The Consulting Services shall include reasonable services within the Service Provider’s capability as directed from time to time by the Client.